EXHIBIT 99.1

PRESS RELEASE

Date:          January 22, 2004

CONTACTS:

David P. Kershaw Executive Vice President & Chief Financial Officer 315-475-4478	Joseph M. Russo Vice President Marketing and Investor Relations 315-475-6710

Alliance Financial Reports Record Earnings

SYRACUSE, NEW YORK {January 22, 2004}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings per share on a fully diluted basis for the year ended December 31, 2003 increased 12.6%, to a record $2.23 per share, when compared with the prior year. The Company reported diluted earnings per share of $1.98 in 2002. The Company also reported record annual net income for 2003 of $8 million, an increase of 15.9%, compared with net income of $6.9 million for the 12 months ended December 31, 2002. The Company’s 2003 earnings were positively impacted during the second quarter of the year as a result of the bank’s sale of its only branch located in Broome County, New York. That sale positively impacted net income by $950,000 during 2003.

“In spite of persistent low interest rates and mixed economic indicators in 2003, we achieved record asset and deposit levels. We did so by our unrelenting pursuit of our strategic goals through careful and deliberate execution of our growth plan and by adherence to fundamentals of service and quality,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “Our expansion plans, unveiled in the back half of 2003, have moved forward with the opening this month of a new downtown Syracuse branch and near completion of a second new branch north of the city in Cicero. In summer 2004 a third new branch will be completed in Manlius, NY. At the same time, we’re looking at other potential sites for development.

The Company further reported that its return on average assets for 2003 was 1.01%, compared with 0.93% in 2002, while its return on average equity at 12.34% increased from 11.96% in 2002.

The Company’s net interest income for 2003 increased $623 thousand, or 2.3%, compared with the prior year, driven by significant growth in earning assets. Average earning assets for 2003 increased $45.3 million, or 6.5%, with more than 90% of the growth reflected in the bank’s loan portfolio. The Company’s 2003 tax equivalent net interest margin of 3.91% declined from 4.05% reported in 2002.

Interest income for the 12 months ended December 31, 2003, at $40.2 million, was down 5.8% compared to the prior year. Strong growth in average loans generated additional revenue, offsetting much of the negative effect that lower market interest rates had on reducing loan portfolio revenue during the year. Average loans increased $41.5 million, or 10.4%, with significant growth reported in home equity, indirect auto, residential mortgage, and commercial loans. Although average loan yields in 2003 declined 95 basis points compared to 2002, the income benefit resulting from the strong loan growth held total loan income to within 1% of that reported in the prior year. Investment income declined 15.6% during the year, impacted by the reinvestment of increased cash flows from mortgaged-backed securities during the year at lower market interest rates. Average securities in the Company’s investment portfolio in 2003 increased $2.8 million, or 1%, compared to the prior year. The low interest rate environment that continued throughout 2003 however, positively impacted the Company’s cost of funds, as interest expense declined 19.6% when compared to 2002. Average rates paid on both deposits and borrowings in 2003 were significantly lower than those paid in 2002. During 2003, the average rate paid on interest-bearing liabilities declined 61 basis points, while the Company increased average interest-bearing liabilities by $36.7 million during the year. Average non-interest bearing deposits increased 6.8% in 2003 when compared with the prior year.

The bank increased its provision for loan loss expense in 2003 to $2.3 million, compared with $1.9 million expensed in 2002. The increase in the expense funded an increase in loan loss reserves associated with both the strong loan growth, and changes in the qualitative factors in the loan portfolio. Non-performing loans and leases at the end of 2003 increased to 0.98% of total loans and leases, up from 0.34% at year-end 2002. During the last nine months of 2003, the ratio declined from a first quarter-end rate of 1.34%. Although non-performing loans increased during 2003, the Bank’s loan loss history improved compared to the prior year. Net loan and lease losses declined 4% in 2003 compared to 2002, and as a percentage of average loans and leases were 0.29% in 2003, comparing favorably to 0.34% in the prior year. The allowance for loan and lease losses as a percentage of total loans and leases was 1.27% at December 31, 2003, compared to 1.21% a year earlier.

Non interest income in 2003 increased 37.3% when compared with 2002, positively impacted by an increase in deposit account service charges as well as mortgage banking fees. Investment security gains taken in 2003 were up 44.4% over the prior year, and the premium received on the sale of the bank’s Whitney Point Branch generated just over half of the total non interest income increase for the year.

Non interest expense for 2003 increased 5.1% when compared with the year ended December 31, 2002. The increase primarily reflects higher salary and benefit costs at the bank associated with the growth and servicing of the loan portfolio and commencement of its retail brokerage business. At the corporate level, salary and benefit cost increases reflected early stage development of a non-bank business that will be pursued more fully in 2004. A decline in the percentage of non-taxable investment income to pretax income, increased both the Company’s effective tax rate and its provision for income taxes in 2003 compared with 2002.

For the fourth quarter of 2003, net income was $1.7 million, compared with $1.8 million for the quarter ended December 31, 2002. Diluted earnings per share for the quarter ended December 31, 2003 were $0.47, compared with $0.52 for the quarter ended December 31, 2002. For the comparable periods, the Company’s diluted average shares outstanding increased by 3%.

Net interest income for the quarter ended December 31, 2003, increased $264 thousand, or 3.9%, compared to the quarter ended December 31, 2002. The increase in net interest income for the comparable periods resulted as interest expense declined significantly more than the decline in interest income. Although average interest bearing liabilities were up 6.8% for the linked quarters, interest expense declined 24.4% in the 2003 fourth quarter as average rates paid fell 71 basis points. By comparison, interest income was off only 6.3%, as additional earnings from a 13.9% increase in average loans cushioned a decline in interest income due to lower yields. The average yield on earning assets declined by 79 basis points. For the comparable periods, the tax-equivalent net interest margin declined from 4.05% to 3.91%. Non-interest income increased 9% when comparing the fourth quarter of 2003 to last year’s fourth quarter, from increases in trust fees, retail brokerage income, and service charges on deposits. Non-interest expense was up 12.2% for the comparable periods, with the increase primarily attributable to higher salary and benefit costs. Increases related to growth in the Company’s balance sheet, commencement of the bank’s retail brokerage business, start-up staffing costs associated with the planned 2004 first quarter opening of two new branches, and development of non-bank business at the corporate level. The provision for loan loss expense in the fourth quarter of 2003 was up $64 thousand compared to the linked quarter, with the increase relating to the growth in average loans.

As of December 31, 2003, total assets were $826.3 million, increasing $51.3 million, or 6.6%, compared with December 31, 2002. For the comparable periods, gross loans increased $62.8 million, or 15.2%, to $477.1 million at December 31, 2003. Investment securities declined $9.2 million, or 2.9%, in 2003, to $305.8 million at December 31, 2003. At the end of 2003, deposits of $561.4 million had increased $14.7 million, or 2.7% compared with December 31, 2002. Excluding the sale of the Whitney Point branch deposits, deposit growth was 5.5% in 2003. The Company also funded its 2003 asset growth with an increase in borrowings, utilizing a combination of Federal Home Loan Bank advances, collateralized repurchase agreements with various brokers, and the issuance of $10 million in Trust Preferred Securities. Borrowings in the amount of $188.8 million at December 31, 2003 were up $34.1 million, or 22.1%, when compared with December 31, 2002.

Shareholders equity at December 31, 2003 was $66.2 million, or 8% of assets. Shareholders equity increased $3.2 million, or 5.1%, during 2003, reflecting a $4.7 million addition of net income after payment of dividends, $1.5 million from the issuance of common stock, and a $3 million decline in the market value of the Company’s investment portfolio. On January 9, 2004, the Company paid a quarterly dividend consisting of its regular dividend of $0.21 per share, and an extra dividend of $0.10 per share.

For a copy of this release including 2003 performance highlights and supporting financial information, please refer to the “Press Releases” section of the ”Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 19 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; and (9) other factors detailed from time to time in the Company’s SEC filings.